Exhibit 99.1

Contacts:

At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART ANNOUNCES STRATEGY TO INCREASE MTWA ADOPTION

Module Development and New Distribution Partnership Aim to Integrate MTWA

with Standard Stress Test Systems and Drive Broad Use

Tewksbury, Mass., June 23, 2009 – Cambridge Heart, Inc. (OTCBB: CAMH), today announced a strategy aimed at increasing the sales and use of its proprietary Microvolt T-Wave Alternans (MTWA) technology, which can predict a patient’s risk of sudden cardiac arrest (SCA). The strategy calls for the Company to partner with manufacturers of cardiac stress testing equipment to develop an OEM MTWA Module that will be integrated into their systems, and marketed to a much larger number of cardiologists and internal medicine practitioners.

Historically, the Company’s marketing strategy was focused on providing MTWA testing to those patients at highest risk for SCA and who were likely candidates to receive implantable defibrillation devices (ICDs). Although MTWA testing has clearly been demonstrated to be useful in identifying those individuals who could benefit from ICD therapy, clinical experience and a growing body of data suggests that MTWA technology can and should be used to identify and manage the risk of SCA in a much broader population of cardiac patients. The Company estimates that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S., who can benefit from annual MTWA testing.

“To date, we have introduced our technology primarily through heart rhythm specialists, but the broader group of at-risk cardiac patients, who routinely undergo cardiac evaluations including stress testing, are typically under the care of cardiologists and internal medicine physicians,” said Ali Haghighi-Mood, Cambridge Heart’s CEO. “Our goal is to get the MTWA test to the largest number of appropriate patients.”

The MTWA Module would allow an integrated stress and MTWA test, using the Company’s proprietary sensors, to be performed on a partners’ stress testing platform via customized software and patient interface. The manufacturer would market the MTWA Module as an upgrade to their existing installed base of stress systems, and as an optional feature to new stress customers.

As the first step in the execution of this strategy, the Company has signed a non-exclusive development and distribution agreement with a leading U.S. stress manufacturer to develop a MTWA Module. Due to competitive considerations, we do not plan to announce additional details about the MTWA Module or the manufacturer’s platform until the Module development is completed and the product is ready for launch. We expect this will occur in 9 to 15 months based on development and regulatory approval timelines.

Haghighi-Mood continued “In addition to ongoing efforts to position our Heartwave II product line for a broader application through our direct sales team, our new partnership and MTWA Module strategy make our technology more readily accessible, economically attractive and logistically simpler to integrate into the practice of those physicians who are already providing cardiac stress or other non-invasive testing. We look forward to sharing the partnership details and rolling out the new MTWA product embodiment in the coming months.”

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.

http://www.cambridgeheart.com.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.